Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
BETWEEN INNUITY, INC.,
A UTAH CORPORATION,
AND
INNUITY WASHINGTON, INC.,
A WASHINGTON CORPORATION
     THIS AGREEMENT AND PLAN OF MERGER dated as of November 25, 2008 (this “Agreement”) is between Innuity, Inc., a Utah corporation (“Innuity Utah”), and Innuity Washington, Inc., a Washington corporation (“Innuity Delaware”). Innuity Utah and Innuity Washington are also referred to herein as the “Constituent Corporations.”
RECITALS
     A. Innuity Utah is a corporation duly organized and existing under the laws of the state of Utah and has authorized capital of 200,000,000 shares, $0.00025 par value per share, of which all shares are designated “Common Stock”. As of November 19, 2008, 26,693,392 shares of Common Stock were issued and outstanding.
     B. Innuity Washington is a corporation duly organized and existing under the laws of the state of Washington and has authorized capital of 200,000,000 shares, $0.0001 par value per share, all of which are designated “Common Stock”. As of November 19, 200,000 shares of Common Stock were issued and outstanding, all of which are owned by Innuity Utah.
     C. The Board of Directors of Innuity Utah has determined that, for the purpose of effecting the reincorporation of Innuity Utah in the state of Washington, it is advisable and in the best interests of Innuity Utah and its stockholders that Innuity Utah merge with and into Innuity Washington upon the terms and conditions herein provided.
     D. The respective Boards of Directors of Innuity Utah and Innuity Washington have approved this Agreement and have directed that this Agreement be submitted to a vote of their respective shareholders, and executed by the undersigned officers.
     NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein Innuity Utah and Innuity Washington hereby agree, subject to the terms and conditions hereinafter set forth, as follows:
I. MERGER
     1.1 Merger. In accordance with the provisions of this Agreement, the Utah Revised Business Corporation Act and the Washington Business Corporation Act, Innuity Utah shall be merged with and into Innuity Washington (the “Merger”), the separate existence of Innuity Utah shall cease and Innuity Washington shall survive the Merger and shall continue to be governed by the laws of the state of Washington, and Innuity Washington shall be, and is herein also referred to as, the “Surviving Corporation,” and the name of the Surviving Corporation shall be changed to Innuity, Inc.
     1.2 Filing and Effectiveness. The Merger shall become effective when the following actions shall have been completed:
     (a) This Agreement and the Merger shall have been adopted and approved by the shareholders of Innuity Utah and the sole shareholder of Innuity Washington, in accordance with the respective requirements of the Utah Revised Business Corporation Act and the Washington Business Corporation Act;
     (b) All of the conditions precedent to the consummation of the Merger specified in this Agreement shall have been satisfied or duly waived by the party entitled to satisfaction thereof;
     (c) Executed Articles of Merger shall have been filed with the Washington Secretary of State; and
     (d) Executed Articles of Merger shall have been filed with the Department of Commerce, Division of Corporations and Commercial Code.
     The date and time when the Merger shall become effective, as aforesaid, is herein called the “Effective Date of the Merger.”
     1.3 Effect of the Merger. Upon the Effective Date of the Merger, the separate existence of Innuity Utah shall cease and Innuity Washington, as the Surviving Corporation, shall (i) continue to possess all of its assets, rights, powers and property as constituted immediately prior to the Effective Date of the Merger; (ii) be subject to all actions previously taken by its and Innuity Utah’s Board of Directors; (iii) succeed, without other transfer, to all of the assets, rights, powers and property of Innuity Utah in the manner as more fully set forth in Chapter 23B.11.060 of the Washington Business Corporation Act; (iv) continue to be subject to all of its debts, liabilities and obligations as constituted immediately prior to the Effective Date of the Merger; and (v) succeed, without other transfer, to all of the debts, liabilities and obligations of Innuity Utah in the same manner as if Innuity Washington had itself incurred them, all as more fully provided under the applicable provisions of the Washington Business Corporation Act and the Utah Revised Business Corporation Act.
II. CHARTER DOCUMENTS, DIRECTORS AND OFFICERS
     2.1 Articles of Incorporation. The Articles of Incorporation of Innuity Washington as in effect immediately prior to the Effective Date of the Merger shall continue in full force and effect as the Articles of Incorporation of the Surviving Corporation, except that Article 1 of the Articles of Incorporation of the Surviving Corporation is hereby amended in its entirety to read as follows:

“ARTICLE 1 — NAME
The name of this corporation is Innuity, Inc.”
     2.2 Bylaws. The Bylaws of Innuity Washington as in effect immediately prior to the Effective Date of the Merger shall continue in full force and effect as the Bylaws of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.
     2.3 Directors and Officers. Each director of Innuity Utah immediately prior to the Effective Date of the Merger shall each become, at the Effective Date of the Merger, a director of the Surviving Corporation, for the terms of office to which each was elected or appointed to the Board of Directors of Innuity Utah or until their death, resignation or removal from office or as otherwise provided by law or the Articles of Incorporation or Bylaws of the Surviving Corporation. The officers of Innuity Delaware immediately prior to the Effective Date of the Merger shall be the officers of the Surviving Corporation until their respective successors shall have been duly elected and qualified or until as otherwise provided by law or the Articles of Incorporation or Bylaws of the Surviving Corporation.
III. MANNER OF CONVERSION OF STOCK
     3.1 Innuity Utah Common Stock. Upon the Effective Date of the Merger, each share of Innuity Utah Common Stock, $0.00025 par value per share, issued and outstanding immediately prior to the Effective Date shall, by virtue of the Merger and without any action by the Constituent Corporations, the holder of such shares or any other person, be changed and converted into and exchanged for one fully paid and nonassessable share of Innuity Washington Common Stock, $0.001 par value per share.
     3.2 Innuity Utah Convertible Securities. Upon the Effective Date of the Merger, the Surviving Corporation shall assume and continue the stock option plans (including, without limitation, the Innuity, Inc. Amended and Restated 1999 Stock Option Plan) and all other employee benefit plans of Innuity Utah. Each outstanding and unexercised option or other right to purchase a security convertible into Innuity Utah Common Stock shall become an option or right to purchase the Surviving Corporation’s Common Stock on the basis of one share of the Surviving Corporation’s Common Stock for each share of Innuity Utah’s Common Stock issuable pursuant to any such option or stock purchase right, on the same terms and conditions as set forth in the stock option plans, other employee benefit plans and/or as provided in the respective option or stock purchase agreements governing such option or stock purchase right, and at an exercise price per share equal to the exercise price applicable to any such Innuity Utah option or stock purchase right at the Effective Date of the Merger. It is the intention of the parties that the stock options of Innuity Utah assumed by the Surviving Corporation qualify following the Effective Date of the Merger as incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended, to the extent that the stock options of Innuity Utah qualified as incentive stock options immediately prior to the Effective Date of the Merger. At the Effective Date of the Merger, Innuity Utah shall assign to the Surviving Corporation any and all rights of repurchase pertaining to shares of Innuity Utah Common Stock issued upon exercise of stock options, warrants, stock purchase rights and otherwise.
     3.4 Reservation of Shares. A number of shares of the Surviving Corporation’s Common Stock shall be reserved for issuance upon the exercise of options, warrants, stock purchase rights or convertible securities equal to the number of shares of Innuity Utah Common Stock so reserved immediately prior to the Effective Date of the Merger.
     3.5 Innuity Washington Common Stock. Upon the Effective Date of the Merger, each share of Innuity Washington Common Stock, $0.001 par value per share issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by Innuity Washington, the holder of such shares or any other person, be cancelled and returned to the status of authorized but unissued shares of the Surviving Corporation.
     3.6 Certificates. After the Effective Date of the Merger, each outstanding certificate theretofore representing shares of Innuity Utah Common Stock shall be deemed for all purposes to represent the same number of whole shares of the Surviving Corporation’s Common Stock.
IV. GENERAL
     4.1 Covenants of Innuity Washington. Innuity Washington covenants and agrees that it will, on or before the Effective Date of the Merger:
     (a) Qualify to do business as a corporation in the state of Washington and in connection therewith appoint a registered agent as required under the provisions of Chapter 23B.05 of the Washington Business Corporation Act; and
     (b) Take such other actions as may be required by the Washington Business Corporation Act.
     4.2 Further Assurances. From time to time, as and when required by Innuity Washington or by its successors or assigns, there shall be executed and delivered on behalf of Innuity Utah such deeds and other instruments, and there shall be taken or caused to be taken by Innuity Washington and Innuity Utah such further and other actions, as shall be appropriate or necessary in order to vest or perfect in or conform of record or otherwise by Innuity Washington the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Innuity Utah and otherwise to carry out the purposes of this Agreement, and the officers and directors of Innuity Washington are fully authorized in the name and on behalf of Innuity Utah or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.
     4.3 Abandonment. At any time before the Effective Date of the Merger, this Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the Board of Directors of either Innuity Utah or Innuity Washington, or both, notwithstanding the approval of this Agreement by the shareholders of Innuity Utah or by the sole shareholder of Innuity Washington, or by both.

     4.4 Amendment. The Boards of Directors of the Constituent Corporations may amend this Agreement at any time prior to the filing of this Agreement (or certificate in lieu thereof) with the Secretary of State of Washington or the Utah Department of Commerce, Division of Corporations and Commercial Code, provided that an amendment made subsequent to the adoption of this Agreement by the shareholders of either Constituent Corporation shall not: (i) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of such Constituent Corporation, (ii) alter or change any term of the Articles of Incorporation of the Surviving Corporation to be effected by the Merger, or (iii) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class of shares or series thereof of such Constituent Corporation.
     4.5 Registered Office. The registered office of the Surviving Corporation in the state of Washington is located at 3400 Capitol Blvd. S.E., Suite 101, Tumwater, WA 98501-3308.
     4.6 Agreement. Executed copies of this Agreement will be on file at the principal place of business of the Surviving Corporation at 8644 — 154th Avenue NE, Redmond, Washington 98052, and copies thereof will be furnished to any shareholder of either Constituent Corporation upon request and without cost.
     4.7 Governing Law. This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the state of Washington and, so far as applicable, the merger provisions of the Utah Revised Business Corporation Act.
     4.8 Counterparts. In order to facilitate the filing and recording of this Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.
[signature page follows]

     IN WITNESS WHEREOF, this Agreement, having first been approved by resolutions of the Boards of Directors of Innuity Washington and Innuity Utah, is hereby executed on behalf of each of such two corporations and attested by their respective officers thereunder duly authorized.

INNUITY, INC., a Utah corporation

/s/ John R. Wall

By:	John R. Wall
Its:	Chief Executive Officer

INNUITY WASHINGTON, INC., a Washington corporation

/s/ John R. Wall

By:	John R. Wall
Its:	President